COMPANY. . . . . . . . . . . . . . . .  STATE OF INCORPORATION
Eastern American Energy Corporation. .  West Virginia
Eastern Marketing Corporation. . . . .  West Virginia
Eastern Pipeline Corporation . . . . .  West Virginia
Eastern Systems Corporation. . . . . .  West Virginia
Eastern Capital Corporation. . . . . .  West Virginia
Eastern Exploration Corporation. . . .  West Virginia
Mountaineer Gas Company. . . . . . . .  West Virginia
Mountaineer Gas Services . . . . . . .  West Virginia
Westech Energy Corporation . . . . . .  Colorado
Westech Energy New Zealand Limited . .  New Zealand
Westside Acquisition Corporation . . .  Colorado
Allegheny & Western Energy Corporation  West Virginia
Natural Gas Transportation Company . .  West Virginia
Mapcom Systems, Inc. . . . . . . . . .  Virginia